EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES OCTOBER CASH DISTRIBUTION

Dallas, Texas, October 20, 2026 – Argent Trust Company, as Trustee of the Cross Timbers Royalty Trust (the “Trust”) (NYSE: CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.277908 per unit, payable on November 16, 2026, to unitholders of record on October 30, 2026. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales
	Volumes (a)		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)

Current Month Distribution	33,000	89,000	$83.56	$4.86

Prior Month Distribution	10,000	48,000	$76.19	$4.67

(a) Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Current Month Distribution

XTO Energy has advised the Trustee that sales volumes for May 2026 through July 2026 were received in the current month from Scout Energy Management LLC, the new operator of the Hewitt Unit, which is one of the properties underlying the Oklahoma Working Interest net profits interests.

Excess Costs

XTO Energy has advised the Trustee that excess costs increased by $149,000 on properties underlying the Texas Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances. Underlying cumulative excess costs remaining on the Texas Working Interest net profits interests total $6,517,000, including accrued interest of $1,797,000.

XTO Energy has advised the Trustee that excess costs of $491,000, including interest of $40,000, were fully recovered on properties underlying the Oklahoma Working Interest net profits interests.

For more information on the Trust, including the annual tax information, distribution amounts, and historical press releases, please visit our website at www.crt-crosstimbers.com.

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Contact:	Nancy Willis Director of Royalty Trust Services Argent Trust Company, Trustee 855-588-7839